Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Numbers 33-57687, 333-63738, 333-116367, 333-138209, 333-155570, 333-166639 and 333-199301 on Form S-8 and related prospectuses of Atmos Energy Corporation of our report dated June 19, 2015, with respect to the statements of net assets available for benefits of the Atmos Energy Corporation Retirement Savings Plan and Trust as of December 31, 2014 and 2013, the related statement of changes in net assets available for benefits for the year ended December 31, 2014, and the related supplemental schedule as of December 31, 2014, which report appears in the December 31, 2014, annual report on Form 11-K of the Atmos Energy Corporation Retirement Savings Plan and Trust.

/s/ Whitley Penn LLP

Dallas, Texas
June 19, 2015